July 22, 2009

Office of the Chief Accountant
U. S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-2001

Ladies and Gentlemen:

On July 22, 2009, this Firm received a draft copy of a Current Report on Form 8-K/A to be filed by Vibe Records, Inc. Nevada (formerly Benacquista Galleries, Inc.) ( (SEC File # 0-51107, CIK: 1222792) (Company) amending disclosures contained in Item 4.01 - Changes in Registrant’s Certifying Public Accountant.

We have no disagreements with the statements made in the draft Form 8-K/A, Item 4.01 disclosures which we read.

/s/ Hansen, Barnett & Maxwell, P. C.